UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 18, 2026

EVERCOMMERCE INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40575	81-4063248
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
3601 Walnut Street, Suite 400
Denver, Colorado 80205
(Address of principal executive offices) (Zip Code)
(720) 647-4948
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	EVCM	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 18, 2026, Matthew Feierstein resigned as President of the Company and as Chief Executive Officer of EverPro to pursue other opportunities, effective October 9, 2026 or such later date as is mutually agreed to by Mr. Feierstein and the Company (the “Effective Date”). Mr. Feierstein’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
Subject to Mr. Feierstein’s continued employment in good standing through the Effective Date and execution and non-revocation of a release of claims in favor of the Company, Mr. Feierstein will be eligible to receive his annual target bonus for 2026, prorated based on the number of days he was employed by the Company during 2026, payable within thirty days of his last date of employment. In addition, in accordance with his employment agreement with the Company, as amended May 1, 2025 (the “Employment Agreement”), the time period that Mr. Feierstein will have to exercise his vested stock options will be extended to thirty-five months following his termination of employment (or if earlier, the original expiration date of the options). Mr. Feierstein will remain subject to the restrictive covenant obligations in his Employment Agreement.
Following the Effective Date, Mr. Feierstein has also agreed to provide transition services to the Company on an as-needed basis as a consultant through December 31, 2026 for a rate of $500 per hour.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERCOMMERCE INC.

Date: September 21, 2026	By:	/s/ Lisa Storey
Lisa Storey
Chief Legal Officer